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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                    -------------------------------------

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported): May 16, 1996

                             TCSI Corporation
         (Exact name of registrant as specified in its charter)

         Nevada                    0-19377                 68-0140975
(State of incorporation)         (Commission             (IRS Employer
                                 File Number)          Identification No.)

2121 Allston Way, Berkeley, California                       94704
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (510) 649-3700

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Item 5.  Other Events.

         On May 16, 1996, TCSI Corporation issued a press release, a copy of which is filed herewith as Exhibit 28.

                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TCSI Corporation

By: /s/Paul A. Farmer
    -----------------
Paul A. Farmer
Chief Financial Officer

Date: May 16, 1996

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                             INDEX TO EXHIBITS

28.  Press Release, dated May 16, 1996

                  TCSI Corporation Announces Stock Split

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For additional information contact:
Leigh Salvo - (510) 649-3800

                   TCSI Corporation Announces Stock Split

BERKELEY, California -- May 16, 1996 - TCSI Corporation (Nasdaq:TCSI), today announced that its Board of Directors has approved a 3-for-2 stock split of the Company's Common Stock. The stock split will entitle each stockholder of record on May 28, 1996 to receive three shares for every two shares held on the record date. It is anticipated that the distribution date for the new share certificates issued for shares outstanding on May 28, 1996 will occur on, or about, June 14, 1996.

The Company will pay cash for all fractional shares resulting from the split at their fair market value as determined by TCSI's Nasdaq National Market closing price on June 14, 1996. If a shareholder is contemplating a sale from the record date to the payable date, he should consult his broker as to his entitlement to the split shares. Upon completion of the split, the number of TCSI shares of common stock outstanding will be 20,878,574.

TCSI Corporation

TCSI Corporation provides object-oriented software products, services, and solutions to the Telecom industry worldwide. Service providers and equipment manufacturers deploy TCSI's software to enable a range of customer services, automated processes, and the management of broadband, wireless, and intelligent networks. Based in Northern California, TCSI has offices in North America, Europe, and the Pacific Rim. The Company reported revenues of $55.4 million in 1995 and $18.5 million in the first quarter of 1996.

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